Exhibit 10.9

XERIUM TECHNOLOGIES, INC.

RESTRICTED STOCK UNITS

AGREEMENT

Dated as of                     , 2005

In recognition of the important contributions that                      (the “Employee”) can make to the success of Xerium Technologies, Inc. (the “Company”) and its Affiliates (together with the Company, the “Company Group”), pursuant to the Xerium Technologies, Inc. 2005 Equity Incentive Plan (the “Plan”), the Company hereby grants to the Employee the Restricted Stock Units Award described below.

1.	The Restricted Stock Units Award. The Company hereby grants to the Employee ________________ (________) Units, subject to the terms and conditions of this Agreement and the Plan. An Award shall be paid hereunder, only to the extent that such Award is both Earned and Vested, as provided in this Agreement. The Employee’s rights to the Units are subject to the restrictions described in this Agreement and the Plan in addition to such other restrictions, if any, as may be imposed by law.

2.	Definitions. The following definitions will apply for purposes of this Agreement. Capitalized terms not defined in the Agreement are used as defined in the Plan, including without limitation the following terms: “Affiliate”; “Committee”; and “Covered Transaction”.

(a)	“Agreement” means this Restricted Stock Units Agreement granted by the Company and agreed to by the Employee.

(b)	“Award” means the grant of Units in accordance with this Agreement.

(c)	“Cause” shall have the same meaning as in the written employment agreement between the Company and the Employee dated , 2005.

(d)	“Common Stock” means common stock of the Company, $0.01 par value.

(e)	“Determination Date” means each date on which the Total Shareholder Return Requirement is measured; the first Determination Date shall occur on the twelve month anniversary following the Grant Date, the subsequent three Determination Dates shall occur on each of the succeeding three twelve month anniversaries of the Grant Date.

(f)	“Disability” means that the Participant is unable to perform the functions of his or her position on account of total and permanent disability, as determined by the Committee in its discretion.

(g)	“Earned” means that portion of an Award that has satisfied the applicable Total Shareholder Return Requirement on a Determination Date, as described in Section 3,

or that has become Earned in connection with a Covered Transaction as described in Section 4(d).

(h)	“Fair Market Value” means the average trading price of the Common Stock over the twenty trading days prior to the Determination Date, based on the closing price on each such day. For this purpose, the “closing price” of the Common Stock on any trading day will be the last sale price with respect to such Common Stock reported on the NYSE, or, if on any such date such Common Stock is not quoted by NYSE, the average of the closing bid and asked prices with respect to such Common Stock, as furnished by a professional market maker making a market in such Common Stock selected by the Committee in good faith; or, if no such market maker is available, the fair market value of such Common Stock as of such day as determined in good faith by the Committee.

(i)	“Good Reason” shall have the same meaning as in the written employment agreement between the Company and the Employee dated , 2005.

(j)	“Grant Date” means the date of the IPO.

(k)	“IPO” means the first completion of a sale of Common Stock of the Company pursuant to a registration statement which has become effective under the Securities Act of 1933, as amended (excluding registration statements on Form S-4, S-8 or similar limited purpose forms), in which the Common Stock of the Company shall be listed and traded on the NYSE.

(l)	“NYSE” means the New York Stock Exchange.

(m)	“Payment Date” means, as to Earned and Vested Units, the earliest of (1) any date the Company determines that is within 30 days of the date on which the Units become Vested; or (2) immediately preceding a Covered Transaction (with respect to Units that become Vested in connection with the Covered Transaction).

(n)	“Retirement” means the date on which the Employee retires, with the consent of the Committee in its reasonable discretion, at or after attainment of age 55, provided that the Employee has completed 5 continuous years of service with the Company Group.

(o)	“Total Shareholder Return” means the total return on one share of Common Stock measured as growth in the per share price of Common Stock (based on the Fair Market Value) plus dividends paid per share of Common Stock, both from the date of the IPO until the Determination Date.

(p)	“Total Shareholder Return Requirement” means the target percentage of Total Shareholder Return required to have been met as of a Determination Date, as described in Section 3.

(q)	“Unit” means a notional unit which is equivalent to a single share of Common Stock on the Grant Date, subject to Section 5.

(r)	“Vested” means that portion of the Award to which the Employee has a nonforfeitable right.

(s)	“Vesting Date” means the date on which the Employee completes 4 Years of Service with the Company Group.

(t)	“Year of Service” means the consecutive twelve month period commencing on the Grant Date, and each succeeding consecutive twelve month period thereafter.

3.	Earned Award.

(a)	An Award shall be Earned on the following schedule, provided that the Total Shareholder Return Requirement set forth below is satisfied.

Determination Date	Total Shareholder Return Requirement	Percentage Earned on Determination Date
First	__________	25%

Second	__________	50% (minus any percentage already earned)

Third	__________	75% (minus any percentage already earned)

Fourth	__________	100% (minus any percentage already earned)

(b)	In the event that the Total Shareholder Return Requirement on a Determination Date is not satisfied, but the Total Shareholder Return Requirement for a subsequent Determination Date is satisfied, that portion of the Award that previously was not Earned shall be deemed to have satisfied the Total Shareholder Return Requirement at such prior Determination Date. By way of example, (i) in the event that the Total Shareholder Return for the first Determination Date is not satisfied, but at the second Determination Date, the Total Shareholder Return exceeds ______, then 50% of the Award will be Earned; and (ii) in the event that the Total Shareholder Return for the first Determination Date is not satisfied and at the second Determination Date the Total Shareholder Return exceeds ______% but is less than ______, then none of the Award will be Earned at such date.

(c)	Once Earned pursuant to Section 3(b), an Award shall remain Earned notwithstanding that the Total Shareholder Return subsequently decreases at any future Determination Date. For example, in the event that Total Shareholder Return at the Second Determination Date is ______%, but at the Third Determination Date the Total Shareholder Return is ______%, 50% of the Award shall remain Earned.

4.	Vesting.

(a)	An Award or any portion thereof that is Earned shall become Vested only upon the Vesting Date, except as otherwise specifically provided in this Section 4. To the extent that, on the Vesting Date, all or any portion of an Award is not Earned, such Award or the portion thereof that is not then Earned shall not become Vested and shall be forfeited automatically. Except as otherwise specifically provided herein, no Award or any portion thereof shall Vest on the Vesting Date unless the Employee is then, and since the Grant Date has continuously been, employed by a member of the Company Group.

(b)	In the event that the Employee’s employment terminates prior to the Vesting Date on account of the Employee’s (1) death, (2) Disability, (3) Retirement, (4) termination by the Company without Cause, or (5) termination by the Employee with Good Reason, then that portion of the Award that is then Earned shall be Vested on the date of termination and that portion of the Award that is not then Earned shall not become Vested and shall be forfeited automatically.

(c)	In the event that the Employee’s employment terminates prior to the Vesting Date for Cause or the Employee terminates employment prior to the Vesting Date for any reason other than a reason set forth in Section 4(b) of this Agreement, then the entire Award shall not become Vested and shall be forfeited automatically, whether or not Earned.

(d)	In the event of a Covered Transaction, except as otherwise provided in this subsection (d), that portion of the Award that is then Earned shall become Vested and that portion of the Award that is not then Earned shall not be Vested and shall be forfeited automatically unless the Committee determines, in its sole discretion, to accelerate the vesting of all or any portion of the Awards that are not then Vested.

(1)	If, in connection with the occurrence of a Covered Transaction prior to the Vesting Date, the Committee determines that the Total Shareholder Return from the date of the IPO through the date of the Covered Transaction based on the transaction price per share produces a compound annual growth rate of at least percent, then a portion of the Award shall become Earned and Vested upon the occurrence of the Covered Transaction equal to the percentage of the Award described in Section 3(a) that would have been Earned had the Total Shareholder Return Requirement been satisfied on the most recent Determination Date prior to the occurrence of the Covered Transaction.

(2)	If, in connection with the occurrence of a Covered Transaction prior to the Vesting Date, the Committee determines that Total Shareholder Return based on the transaction price per share exceeds the Total Shareholder Return Requirement as of any subsequent Determination Date that would otherwise have occurred following the date of the Covered Transaction, then the Employee will be deemed to have Earned and become Vested in that percentage of the Award that would have been Earned as though such subsequent Determination Date occurred immediately prior to the Covered Transaction and Total Shareholder Return were determined as set forth in this clause (2).

(3)	By way of example, in the event that in connection with a Covered Transaction occurring between the second and third Determination Date it is determined that the Total Shareholder return is % since the IPO and that the Total Shareholder Requirement had been met for the first Determination Date but not the second Determination Date, then (x) by operation of clause (1) above an additional 25% of the Award would be Earned and Vested such that a total of 50% of the Award would be Earned and Vested before application of clause (2) above and (y) by operation of clause (2) above another 25% of the Award would be Earned and Vested such that 75% of the Award would be Earned and Vested at the date of the Covered Transaction.

5.	Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted.

6.	No Voting Rights/Dividends. The Award shall not be interpreted to bestow upon the Employee any equity interest or ownership in the Company or any Affiliate prior to the Payment Date. The Employee is not entitled to vote any Common Stock by reason of the granting of this Award (whether or not Earned) or to receive or be credited with any dividends declared and payable on any Common Stock underlying any Award (whether or not Earned) prior to any Payment Date.

7.	Payment of Award. On the Payment Date, the Company shall issue to the Employee that number of shares of Common Stock as equals that number of Units which have been both Earned and Vested.

8.	Employment Rights. This Agreement shall not create any right of the Employee to continued employment with the Company or its Affiliates or limit the right of Company or its Affiliates to terminate the Employee’s employment at any time and shall not create any right of the Employee to employment with the Company or any of its Affiliates. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages in the event of termination of the Employee’s employment even if the termination is determined to be in violation of an obligation of the Company or its Affiliates to the Employee by contract or otherwise.

9.	Unfunded Status. The obligations of the Company and its Affiliates hereunder shall be contractual only and all such payments shall be made from the general assets of the Company or its Affiliates. The Employee shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any Affiliate.

10.	No Assignment. No right or benefit or payment under the Plan shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.

11.	Withholding. The Employee shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in respect of an Award, no later than the Payment Date. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Employee. Such withheld amounts shall include shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention.

12.	Amendment or Termination. This Agreement may be amended only by mutual written agreement of the parties.

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IN WITNESS WHEREOF, Xerium Technologies, Inc. has executed this Restricted Stock Units Agreement as of the date first written above.

Xerium Technologies, Inc.

By:

Name:

Title:

Acknowledged and agreed:

EMPLOYEE

By:

Name: